Exhibit 99.1

TOYS“R”US ANNOUNCES A PLAN TO REFINANCE WITH KEY NOTEHOLDERS

AND RELEASES ESTIMATED SALES AND ADJUSTED EBITDA FOR FIRST QUARTER 2016

WAYNE, NJ (June 13, 2016) - Toys“R”Us, Inc. (the “Company”) today announced an agreement involving noteholders of approximately 50% of its $850 million in debt scheduled to mature in 2017 and 2018. These noteholders have agreed to support the Company’s refinancing by participating in an exchange offer to extend its debt maturities. The Company intends to refinance up to approximately 89% of these existing notes via this exchange offer, which ultimately involves the trading of its existing debt for newly issued debt maturing in five years. In addition, a third party has agreed to purchase up to $50 million of new debt, subject to the successful completion of the exchange offer.

“We are pleased to have reached an agreement to refinance our debt. We believe this represents a significant step forward in our efforts to create a strong financial foundation and pursue long-term growth,” said Dave Brandon, Chairman and Chief Executive Officer, Toys“R”Us, Inc. “I also want to extend my thanks to the individuals and teams who have worked tirelessly over the last several weeks on this deal.”

The Company today also announced preliminary estimated same store sales, net sales and adjusted EBITDA for the first quarter ended April 30, 2016. Consolidated same store sales for the first quarter 2016 are estimated to grow 0.9% compared to the prior year period. Consolidated net sales for the first quarter 2016 are estimated to be $2,319 million compared to $2,325 million in the prior year period.

The Company estimates first quarter 2016 adjusted EBITDA will be approximately $79 million, an improvement of 13% from the first quarter 2015 adjusted EBITDA of $70 million. Adjusted EBITDA for the last twelve month (“LTM”) period ended April 30, 2016 is estimated to be $809 million, compared to fiscal 2015 adjusted EBITDA of $800 million. A detailed description and reconciliation of estimated adjusted EBITDA to operating earnings/loss, which is estimated to be a loss of $7 million for the first quarter 2016 versus a $30 million loss for the first quarter 2015, and estimated earnings of $401 million for the LTM period ended April 30, 2016 versus earnings of $378 million for the full year fiscal 2015, is included at the end of this release.

Dave Brandon said, “For the first quarter, we were able to grow same store sales in what was a challenging retail environment, while continuing to improve operating results. With an emphasis on constant improvement and our four strategic pillars, we continue to focus on more consistent execution and continued top-line growth.”

The estimates for the first quarter 2016 are derived from preliminary internal financial reports and are subject to revision based on the completion of the quarter-end accounting and financial reporting processes. Accordingly, actual results may differ from these estimates and such differences may be material.

The release of the preliminary first quarter 2016 financial data was related to discussions with the noteholders referred to above and their respective financial and legal advisors regarding the refinancing transaction. As a result of those discussions, the Company is required to publicly disclose certain estimated first quarter 2016 financial information that was provided to the noteholders.

There can be no assurance if or when the Company will consummate the exchange offers and the other transactions contemplated by the agreement or the terms thereof. In particular, there can be no assurance that the Company will be able to agree to final terms for the proposed exchange offers, or that the Company will be able to satisfy the other conditions set forth in the agreement.

The new notes will not be and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to purchase or sell any securities or the solicitation of an offer to exchange any existing notes or any other security, nor will there be any purchase, sale or exchange of any securities in any state or other jurisdiction in which such offer, solicitation or sale or exchange would be unlawful prior to the registration or qualification of any such securities or offer under the securities laws of any such state or other jurisdiction. The exchange offers will be open only to (a) to holders of notes who are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and (b) outside the United States to holders of notes who are persons other than U.S. persons in reliance upon Regulation S under the Securities Act (such eligible holders are referred to herein as “eligible holders”). Consummation of the exchange offers is subject to, among other things, definitive documentation and any exchange offers for the existing notes will be made only pursuant to separate documentation. Eligible holders of the existing notes and investors are urged to read the offering memorandum and other offer documents for the exchange offers, if and when they become available, because they will contain important information regarding the contemplated exchange offers.

About Toys“R”Us, Inc.

Toys“R”Us, Inc. is the world’s leading dedicated toy and baby products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 871 Toys“R”Us and Babies“R”Us stores in the United States, Puerto Rico and Guam, and in more than 755 international stores and 250 licensed stores in 37 countries and jurisdictions. With its strong portfolio of e-commerce sites including Toysrus.com and Babiesrus.com, the Company provides shoppers with a broad online selection of distinctive toy and baby products. Toys“R”Us, Inc. is headquartered in Wayne, NJ and has an annual workforce of approximately 62,000 employees worldwide. The Company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need. For more information, visit Toysrusinc.com or follow @ToysRUsNews on Twitter.

Forward-Looking Statements

All statements that are not historical facts in this press release, including statements about our beliefs or expectations, are forward-looking statements. These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, changes in our product distribution mix and distribution channels, general economic factors in the United States and other countries in which we conduct our business, consumer spending patterns, birth rates, our ability to implement our strategy including implementing initiatives for season, our ability to recognize cost savings, implementation and operation of our new e-commerce platform, marketing strategies, the availability of adequate financing, access to trade credit, changes in consumer preferences, changes in employment legislation, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission’s rules and regulations. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

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For more information please contact:

Lenders and Note Investors:

Chetan Bhandari, Senior Vice President, Corporate Finance & Treasurer at 973-617-5841 or Chetan.Bhandari@toysrus.com

Media:

Amy von Walter, Executive Vice President, Global Communications & Public Relations at 201-815-9512 or Amy.vonWalter@toysrus.com

Non-GAAP Disclosure of EBITDA and Adjusted EBITDA

(Estimated and Unaudited)

We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors in the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s financial data prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.

In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.

Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.

A reconciliation of Operating earnings (loss) to EBITDA and Adjusted EBITDA for Toys “R” Us, Inc. is as follows:

	Last Twelve Months		13 Weeks Ended
		Preliminary		Preliminary
(In millions)	January 30, 2016	April 30, 2016	May 2, 2015	April 30, 2016
Operating earnings (loss)	$378	$401	$(30)	$(7)
Add:
Depreciation and amortization	343	336	87	80

EBITDA	721	737	57	73

Adjustments:
Severance	24	21	5	2
Compensation expense (a)	24	28	3	7
Impairment of long-lived assets (b)	16	14	2	—
Certain transaction costs (c)	13	17	1	5
Foreign currency re-measurement (d)	11	4	(6)	(13)
Store closure costs (e)	7	3	4	—
Sponsors’ management and advisory fees (f)	6	3	5	2
Net gains on sales of properties	(20)	(19)	(1)	—
Property losses, net of insurance recoveries (g)	(1)	(2)	—	(1)
Litigation (h)	(1)	3	—	4

Adjusted EBITDA (i)	$800	$809	$70	$79

(a)	Represents the incremental compensation expense related to certain one-time awards and modifications, net of forfeitures.

(b)	Asset impairments primarily due to the identification of underperforming stores, the relocation of certain stores and property sales.
(c)	Represents expenses associated with the transition of our U.S. e-commerce operations and other transaction costs.
(d)	Represents the unrealized loss (gain) on foreign exchange related to the re-measurement of the portion of the Tranche A-1 loan facility attributed to Toys-Canada.
(e)	Represents store closure costs, net of lease surrender income.
(f)	Represents the fees expensed to our Sponsors in accordance with the advisory agreement.
(g)	Represents property losses and insurance claims recognized.
(h)	Represents certain litigation expenses and settlements recorded for legal matters.
(i)	Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance including certain items which are generally non-recurring. We have excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors’ management and advisory fees, asset impairment charges, severance, impact of litigation, store closure costs, net gains on sales of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.